Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Thousands of Dollars, Except Share Information)	2023	2022	2023	2022
Operating Revenues	$2,629,342	$2,572,641	$6,424,985	$6,043,951

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,161,067	940,541	3,064,313	2,330,237
Operations and Maintenance	427,290	452,174	881,852	924,608
Depreciation	319,995	294,238	632,949	583,568
Amortization	(218,422)	70,409	(294,481)	307,357
Energy Efficiency Programs	145,823	136,679	368,774	336,163
Taxes Other Than Income Taxes	232,927	223,031	461,344	443,395
Total Operating Expenses	2,068,680	2,117,072	5,114,751	4,925,328
Operating Income	560,662	455,569	1,310,234	1,118,623
Interest Expense	207,313	160,090	401,858	313,334
Impairment of Offshore Wind Investment	401,000	—	401,000	—
Other Income, Net	94,875	93,861	183,857	165,422
Income Before Income Tax Expense	47,224	389,340	691,233	970,711
Income Tax Expense	29,922	95,598	180,893	231,643
Net Income	17,302	293,742	510,340	739,068
Net Income Attributable to Noncontrolling Interests	1,880	1,880	3,759	3,759
Net Income Attributable to Common Shareholders	$15,422	$291,862	$506,581	$735,309

Basic and Diluted Earnings Per Common Share	$0.04	$0.84	$1.45	$2.13

Weighted Average Common Shares Outstanding:
Basic	349,462,359	345,893,714	349,339,752	345,525,030
Diluted	349,729,982	346,295,478	349,670,996	345,978,306

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.